EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8 of Citi Trends, Inc. of our report dated April 14, 2009, with respect to the balance sheets of Citi Trends, Inc. as of January 31, 2009 and February 2, 2008, and the related statements of income, stockholders’ equity, and cash flows for the fiscal years ended January 31, 2009, February 2, 2008, and February 3, 2007, and the effectiveness of internal control over financial reporting as of January 31, 2009, which report appears in the January 31, 2009 annual report on Form 10-K of Citi Trends, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of February 3, 2008 and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FAS 109, as of February 4, 2007.

/s/ KPMG LLP
April 14, 2009
Jacksonville, Florida
Certified Public Accountants